UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

Clovis Oncology, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

189464100

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 189464100		13 G

1	Names of Reporting Persons. Versant Side Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 13,600 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 13,600 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.07% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV IV serves as the sole general partner of VSF IV and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV; however, they disclaim beneficial ownership of the shares held by VSF IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons. Versant Venture Capital IV, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,159,289 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 2,159,289 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,159,289 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.40% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV IV serves as the sole general partner of VSF IV and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV; however, they disclaim beneficial ownership of the shares held by VSF IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Versant Ventures IV, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* OO

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Brian G. Atwood

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 45,171 shares (2)

	6	Shared Voting Power 2,172,889 shares of Common Stock (3)

	7	Sole Dispositive Power 45,171 shares (2)

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,218,060 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.68% (4)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of options to acquire 45,171 shares of Common Stock held directly by BGA for the benefit of VVIV.
(3)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV; and (iii) options to acquire 45,171 shares of Common Stock held directly by BGA for the benefit of VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Samuel D. Colella

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Ross A. Jaffe

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons William J. Link

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Rebecca B. Robertson

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G..

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Camille D. Samuels

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Bradley J. Bolzon

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Charles M. Warden

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Robin L. Praeger

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Kirk G. Nielsen

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

CUSIP No. 189464100		13 G

1	Names of Reporting Persons Kevin J. Wasserstein

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,172,889 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,172,889 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,172,889 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 10.46% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VSF IV, VVC IV, VV IV, BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 13,600 shares held by VSF IV; (ii) 2,159,289 shares held by VVC IV. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Clovis Oncology, Inc. (the “Issuer”).

Item 1
(a)	Name of Issuer: Clovis Oncology, Inc.
Address of Issuer’s Principal Executive Offices: 2525 28th Street, Suite 100 Boulder, Colorado 80301

Item 2
(a)

Name of Person(s) Filing:
Versant Side Fund IV, L.P. (VSF IV”)

Versant Venture Capital IV, L.P. (“VVC IV”)

Versant Ventures IV, LLC (“VV IV”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Rebecca B. Robertson (“RBR”)

Camille D. Samuels (“CDS”)

Bradley J. Bolzon (“BJB”)

Charles M. Warden (“CMW”)

Robin L. Praeger (“RLP”)

Kirk G. Nielsen (“KGN”)

Kevin J. Wasserstein (“KJW”)

(b)	Address of Principal Business Office: c/o Versant Ventures 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, California 94025
(c)	Citizenship:

Entities:	VSF IV	-	Delaware, United States of America
	VVC IV	-	Delaware, United States of America
	VV IV	-	Delaware, United States of America

Individuals:	BGA	-	United States of America
	SDC	-	United States of America
	RAJ	-	United States of America
	WJL	-	United States of America
	RBR	-	United States of America
	CDS	-	United States of America
	BJB	-	Canada
	CMW	-	United States of America
	RLP	-	United States of America
	KGN	-	United States of America
	KJW	-	United States of America

	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 189464100

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VSF IV	13,600	13,600	0	13,600	0	13,600	0.07%
VVC IV	2,159,289	2,159,289	0	2,159,289	0	2,159,289	10.40%
VV IV	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
BGA	45,171	45,171	2,172,889	45,171	2,172,889	2,218,060	10.68%
SDC	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
RAJ	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
WJL	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
RBR	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
CDS	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
BJB	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
CMW	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
RLP	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
KGN	0	0	2,172,889	0	2,172,889	2,172,889	10.46%
KJW	0	0	2,172,889	0	2,172,889	2,172,889	10.46%

(1)

VV IV serves as the sole general partner of VSF IV and VVC IV and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV and VVC IV; however, they disclaim beneficial ownership of the shares held by VSF IV and VVC IV except to the extent of their pecuniary interests therein.

(2)

This percentage is calculated based upon 20,765,590 shares of Common Stock outstanding as of November 21, 2011 as set forth in the Issuer’s most recent S-1 filed with the Securities and Exchange Commission on November 21, 2011.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
See Items 2(a) and 4.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2012

Versant Side Fund IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures IV, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger
Kirk G. Nielsen

/s/ Robin L. Praeger as attorney in fact
Kevin J. Wasserstein

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Clovis Oncology, Inc. is filed on behalf of each of us.

Dated: February 10, 2012

Versant Side Fund IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures IV, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger
Kirk G. Nielsen

/s/ Robin L. Praeger as attorney in fact
Kevin J. Wasserstein